Summary of Terms of the Annual Restricted Stock Unit Grants
to Non-Associate Directors of Abercrombie & Fitch Co.

(Approved by Board of Directors on August 15, 2005 and effective August 1, 2005)
Directors of Abercrombie & Fitch Co. who are not associates of Abercrombie & Fitch Co. or its subsidiaries (“non-associate directors”) receive an annual grant of 3,000 restricted stock units as part of their compensation. Each restricted stock unit represents the right to receive one share of Class A Common Stock, $0.01 par value, of Abercrombie & Fitch Co. (the “Common Stock”), upon vesting.
The annual restricted stock unit grant is subject to the following provisions:

•	restricted stock units are to be granted annually on the date of the annual meeting of stockholders of Abercrombie & Fitch Co. pursuant to the Abercrombie & Fitch Co. 2005 Long-Term Incentive Plan;

•
the maximum market value of the underlying shares of Common Stock on the date of grant is to be $300,000 (i.e., should the price of the Company's Common Stock on the grant date exceed $100 per share, the number of restricted stock units granted will be automatically reduced to provide a maximum grant date market value of $300,000);

•
the minimum market value of the underlying shares of Common Stock on the date of grant is to be $120,000 (i.e., should the price of the Company's Common Stock on the grant date be lower than $40 per share, the number of restricted stock units granted will be automatically increased to provide a minimum grant date market value of $120,000); and

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restricted stock units will vest on the later of (i) the first anniversary of the grant date or (ii) the first “open window” trading date following the first anniversary of the grant date, subject to earlier vesting in the event of the director's death or total disability or upon a change of control of Abercrombie & Fitch Co.